EXHIBIT 10.37

SHARE PURCHASE AGREEMENT

by and between

MARITIME CAPITAL SHIPPING
(HOLDINGS) LIMITED,
as Seller

and

SEANERGY MARITIME HOLDINGS CORP.,
as Buyer

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this "Agreement") is entered into as of this 3rd day of September, 2010 by and between Maritime Capital Shipping (Holdings) Limited, a corporation organized under the laws of the British Virgin Islands (the "Seller"), and Seanergy Maritime Holdings Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the "Buyer"). The Seller and the Buyer are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

WITNESSETH:

WHEREAS, the Seller owns Forty Nine  Per Cent (49%) of all the issued share capital, i.e. 489,894,581 shares of par value US$0.0005 (the "Sale Shares") of Maritime Capital Shipping Limited, a corporation organized under the laws of Bermuda (the "Company"); and;

WHEREAS, the Seller desires to sell the Sale Shares and the Buyer desires to purchase the Sale Shares of the Company.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITION

Defined Terms:  As used in this Agreement, the following terms shall have the meaning set out below:

"Action" means any action, suit, investigation, proceeding, condemnation or audit by or before any court or other governmental or regulatory authority or any arbitration proceeding.

"Affiliate" means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

"Agreement" has the meaning set out in the initial paragraph of this Agreement.

"Business Day" means any day other than Saturday and Sunday, or a legal holiday on which banks are closed in Bermuda, Greece, in New York, New York, USA and Hong Kong.

"Closing Date" or "Closing" has the meaning set out in Section 3.1.

"Company" has the meaning set out in the recitals.

"Information" means any existing information and data connected with the past, present and future activities of the Company.

"Investors" mean the entities listed in Appendix 2.

"Liens" means any lien, security interest, charge, claim, mortgage, deed of trust, option, warrant, purchase right, lease or other encumbrance.

"Buyer's Lender" means Marfin Egnatia Bank Societe Anonyme.

 "Buyer's Share(s)" mean the share(s) of the Buyer which are trading on the NASDAQ Global Market.

"Material Adverse Effect" means a material adverse effect on the business, assets, liabilities or financial condition of the specified Person.

"Party" and "Parties" have the meaning set out in the initial paragraph of this Agreement.

"Person" means any individual, firm, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization, governmental authority or instrumentality, or other entity or organization.

"Purchase Price" means the purchase price as defined in Section 2.2.

"Sale Shares" means 49% of all the issued shares of the Company, as set out in Section 4.3.

"Seller" has the meaning set out in the initial paragraph of this Agreement.

"Share Price" means USD1,05 per share, which is the agreed price per share of the Buyer's Shares, which are trading on the NASDAQ Global Market.

"Tax" means all income, gross receipts, profits, franchise, sales, use, occupation, property, capital, wealth, environmental, license, employment, severance, production, excise, stamp, transfer, workers' compensation, social security, value added, withholding, payroll, disability or similar taxes, motor vehicle registration fees, customs or import duties, and all other taxes or all other governmental fees, duties, imposts, assessments or charges of any nature whatsoever and however denominated, imposed by any country or political subdivision thereof, together with any interest, additions, or penalties with respect thereto.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1

Purchase and Sale   On the terms set out in this Agreement the Seller hereby sells to the Buyer and the Buyer hereby purchases from the Seller all rights, title and interest in and to the Sale Shares.

Section 2.2

Purchase Price   As consideration for the Sale Shares, the Buyer shall:

(a) pay to the Seller the amount of United States Dollars three million (USD$3,000,000) to an account designated in writing by the Seller to the Buyer at least two (2) Business Days prior to the Closing Date; and

(b) issue to the Investors, as nominees for the Seller, 24,761,905 Buyer's Shares, which are equal to United States Dollars twenty six million (USD 26,000,000) issued at the Share Price (as defined in this Agreement).

Section 2.3

The Seller has obtained all necessary approvals with respect entering into this Agreement and the transaction contemplated hereby.

Section 2.4

The Purchase Price shall be paid in accordance with Section 2.2 by the Buyer to the Seller on the Closing Date.

Section 2.5

The Buyer's obligation to purchase the Sale Shares is conditional upon:

(a)
The Seller's representations and warranties as set forth in Article 4 remaining true and accurate and not misleading in any material respect at Closing as if repeated at Closing and at all times between the date of this Agreement and Closing Date.

(b)
All consents and approvals given by any third parties, which are necessary to effect the transaction contemplated in this Agreement, and of which the Buyer has been advised by the Seller, being granted and there being no statute, regulation or decision which would prohibit, restrict or materially delay the sale and purchase of the Sale Shares after Closing.

(c)	The satisfactory fulfillment by the Seller of its obligation to deliver to the Buyer the documents specified in Section 3.2.

(d)	Approval of the purchase of the Sale Shares by the Buyer being granted by the Bermuda Monetary Authority.

(e)	A consent to the purchase of the Sale Shares pursuant to this Agreement having been received from the Buyer's Lender under the relevant facility agreement of the Buyer.

(f)	Final Buyer's Board of Directors approval.

Section 2.6

The Buyer may waive at its sole discretion all or any of the above-listed conditions at any time, by notifying it in writing to the Seller.

Section 2.7

In the event where any of the conditions set forth in Section 2.5 shall not have been fulfilled or waived prior to Closing Date, then the Buyer may terminate this Agreement, provided that the Buyer shall have demonstrated to the Seller that the Buyer used its reasonable commercial endeavours to procure fulfillment of the conditions under Section 2.5(d), (e) and (f).

ARTICLE III

CLOSING

Section 3.1

The closing of the transaction contemplated by this Agreement (the "Closing") shall occur on or before September 15, 2010 during normal business hours or such later date mutually agreed to by the Parties or as may be determined in accordance with this Agreement (the "Closing Date").

Section 3.2

At Closing Date, the Seller shall have delivered to the Buyer the following:

(a)	Original Sale Shares Certificate(s) of the Company issued in the name of Seller, such certificate(s) to be marked as "Cancelled" at the time of the Closing;

(b)	Duly executed but un-dated (in order to be duly dated at the time of the Closing):

-	Instrument of transfer in the form attached hereto as "Appendix 1";

-
Draft Register of Members of the Company, with respect to the transfer of the Sale Shares in favour and in the name of Buyer as a new shareholder of the Company (100% shareholding) with a certified true copy of the Register of Members to be delivered as soon as possible after the closing;

Collectively, the "Documents", all of which will be delivered to the Buyer as provided by this Agreement on the Closing Date.

Section 3.3

At the Closing Date, the Investors, as nominees of the Seller, and the Buyer shall enter into and execute a registration rights agreement with respect to the Buyers' Shares to be issued to the Investors in the form attached hereto as "Appendix 3".

Section 3.4

The Parties hereby agree that if the Closing does not occur by the Closing Date due to Seller's failure to properly perform any of its material obligations under this Agreement, the Buyer may, at its own discretion, elect to do any of the following:

(a)	Defer the Closing to a date not later than 15 (Fifteen) days after the date when the Closing should have occurred, which new date shall be the Closing Date for the purposes of this Agreement; or

(b)	Unilaterally terminate this Agreement without any further liability on its part.

Section 3.5

The Parties hereby agree that if the Closing does not occur by the Closing Date due to Buyer's failure to perform its obligations under this Agreement, Seller may, at its own discretion, elect to do any of the following:

(a)	Defer the Closing to a date not further than 15 (Fifteen) days after the date when the Closing should have occurred, which new date shall be the Closing Date for the purposes of this Agreement; or

(b)	Unilaterally terminate this Agreement without any further liability on its part.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

On the date and by the time of the Closing, the Seller represents and warrants to the Buyer that (other than has been previously disclosed to the Buyer):

Section 4.1

Organization   The Seller is organized, validly existing and in good standing under the laws of the country of its incorporation, and that this Agreement and all other agreements herein contemplated to be executed in connection herewith by the Seller have been (or upon execution will have been) duly executed and delivered by Seller and constitute (or upon execution will constitute) legal, valid and binding obligations of Seller.

Section 4.2

The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement and the transaction contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Seller and represent valid and binding obligations of Seller.

Section 4.3

The Sale Shares consist of 489,894,581 shares of par value US$0.0005 each, represented by Share Certificates No. 157 and 159 representing all issued and outstanding shares registered in the name of Seller. The Sale Shares are free and clear of any Lien, charge, option, right of pre-emption or other encumbrance or third party right whatsoever.

Section 4.4

The Seller is the sole legal and beneficial owner of the Sale Shares.

Section 4.5

Enforceability   This Agreement has been duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery hereof by Buyer) constitutes a valid and binding agreement of the Seller enforceable against it in accordance with its terms, subject to:

(a)	Applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application from time to time in effect that affect creditors' rights generally,

(b)	General principles of equity,

(c)	The power of a court to deny enforcement of remedies generally based upon public policy.

Section 4.6

No Violation or Breach   Neither the execution and delivery of this Agreement nor the consummation of the transaction and performance of the terms and conditions hereof by Seller will:

(a)	Result in a violation or breach of or default under any provision of the organizational documents of Seller or any agreement, indenture or other instrument under which Seller is bound, or

(b)	So far as the Seller is aware, violate any law applicable to Seller.

Section 4.7

Consent and Approvals   So far as the Seller is aware, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by the Seller for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by the Seller.

Section 4.8

Brokerage Fees and Commissions   The Seller has not incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder's fee or commission in respect of the transactions contemplated by this Agreement for which Buyer or the Company will incur any liability.

Section 4.9

Bankruptcy   There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the knowledge of the Seller, threatened against Seller.

Section 4.10

Actions   There are no actions, claims, suits, investigations or proceedings to which the Seller is a party pending or, to the knowledge of the Seller, threatened in any court or before or by any governmental department, commission, agency or other instrumentality (excluding any rulemaking, investigation or similar proceeding of general applicability and any appeal or petition for review relating thereto), or before any arbitrator, that may, individually or in the aggregate, have a Material Adverse Effect or which seeks to prohibit, restrict or delay consummation of the transactions contemplated hereby.  Seller is not in default with respect to any judgment, order, writ, injunction, decree or award applicable to it of any court or other governmental instrumentality or arbitrator having jurisdiction over it.  Seller has all permits, certificates, licenses, approvals, and other authorizations that are required in connection with the operation of its businesses, all such permits, certificates, licenses, approvals and other authorizations are in full force and effect and there is no basis for any breach thereof to be threatened.  Seller is exercising reasonable efforts, to the extent customary in its businesses, to comply with all statutes, rules and regulations applicable to it of governmental authorities having jurisdiction over it, and is not in violation of or in default with respect to any statute, or any rule or regulation applicable to it of any governmental authority having jurisdiction over it, which violation or default individually or in the aggregate may have a Material Adverse Effect.

Section 4.11

The Seller has not engaged in any acts or transactions, in violation of or inconsistent with the anti-bribery, anti-terrorism, economic sanction or anti-money laundering legislation or regulation measure or regulatory procedures of any government.

Section 4.12

The Seller is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no such action or proceeding is pending or, to the best of their knowledge and belief, threatened against the Seller which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

Section 4.13

The Seller has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer the Sale Shares and upon consummation of the purchase contemplated hereby, Buyer will acquire from Seller good and marketable title to the Sale Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

In case any restriction whatsoever exists with respect to the sale of the Sale Shares by the Seller to the Buyer, the Seller will obtain all necessary consents/agreements with respect to selling the Sale Shares to the Buyer in the manner contemplated hereby.

Section 4.14

Limitation   The Seller has not made and the Buyer has not relied upon any representations and/or warranties other than those expressly set out in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Seller that:

Section 5.1

Organization of Buyer   The Buyer is a company, duly organized under the laws of Republic of the Marshall Islands. The Company is an entity duly formed, in good standing and validly existing under the laws of the Marshall Islands.

Section 5.2

Authority   It has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, however the transaction contemplated hereby is subject to the final approval of the Buyers' Board of Directors.

Section 5.3

Enforceability   This Agreement has been duly and validly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery hereof by Seller) constitutes a valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to

(a)	Applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application from time to time in effect that affect creditors' rights generally,

(b)	General principles of equity,

(c)	The power of a court to deny enforcement of remedies generally based upon public policy.

Section 5.4

No Violation   Neither the execution and delivery of this Agreement nor the consummation of the transaction and performance of the terms and conditions hereof by Buyer will

(a)	Result in a violation or breach of or default under any provision of any agreement, indenture or other instrument under which Buyer is bound,

(b)	Violate any law applicable to Buyer.

Section 5.5

Brokerage Fees and Commissions   Buyer has not incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder's fee or commission in respect of the transactions contemplated by this Agreement for which Seller or the Company shall incur any liability.

Section 5.6

Bankruptcy   There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the knowledge of the Buyer, threatened against the Buyer.

Section 5.7

The Buyer has not engaged in any acts or transactions, in violation of or inconsistent with the anti-bribery, anti-terrorism, economic sanction or anti-money laundering legislation or regulation measure or regulatory procedures of any government.

Section 5.8

Limitation   The Buyer has not made and the Seller has not relied upon any representations and/or warranties other than those expressly set out in this Agreement.

Section 5.9

Consent and Approvals   The Buyer requires no consent, approval, authorization or permit from any Person, other than any filings that the Buyer is required to do by the US Securities and Exchange Commission ("SEC"), the Nasdaq Stock Market and any other applicable regulatory authority including any press releases with respect to the Agreement and any other agreement that may be entered into with the Seller for the sale of the Sale Shares of the Company, and is not required to make any filing with or notification to, any Person, as a result of its execution and delivery of, and performance of its obligations under this Agreement, except as described herein.

ARTICLE VI

TAXES

Section 6.1

Taxes   The Buyer and the Seller shall cooperate in good faith to supply the other and to supply the appropriate taxing authorities, as necessary, with all relevant tax accounting worksheets, reports, forms, statements, communications and all other information that may be required in order to comply with the relevant Tax jurisdictions of the Seller or the Buyer.

ARTICLE VII

MISCELLANEOUS

Section 7.1

Confidentiality   Neither Party shall disclose to any third Parties information that it has relating to the businesses, properties, financial condition, results of operations or prospects of the Company, except (i) to the extent such information is publicly available or is obtainable from independent sources who did not receive the information from the other Party, (ii) as requested or required by any law or statutory body, the rules of the SEC or any applicable stock exchange (including but not limited to the Nasdaq Global Market), any applicable accounting standards, ordered by any court, regulation, court order, judicial process or arbitral award (including by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar legal process), or (iii) as authorized in writing by the other Party.

Section 7.2

Arbitration   Any dispute (a "Dispute") arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) shall be referred to and finally resolved by arbitration under the Arbitration Rules (the "Rules") of the London Court of International Arbitration ("LCIA"). The tribunal shall consist of three arbitrators, one to be appointed by the Seller, one to be appointed by the Buyer and the third to be appointed by the two arbitrators so appointed. If the arbitrators appointed by the parties cannot agree on the identity of the third arbitrator within 14 days, the third arbitrator shall be appointed by the President for the time being of the LCIA. The language of the arbitration shall be English and the seat of the arbitration shall be in London.

Section 7.3

Fees and Expenses   All fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement, the negotiation hereof and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses.

Section 7.4

Amendments   This Agreement may not be modified or amended except by an instrument or instruments in writing mutually agreed between the Seller and the Buyer.

Section 7.5

Counterparts   This Agreement may be executed in one or more counterparts, all of which shall be one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

Section 7.6

Rights of Third Parties   Nothing in this Agreement, whether express or implied is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties hereto, their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor shall any provision herein give any third party any right of subrogation or action over or against any Party to this Agreement.

Section 7.7

Entire Agreement   This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, representations, or warranties between the Parties other than those set out or referred to herein.

Section 7.8

Notices   Any notices or other communications required or permitted under this Agreement shall be sufficiently given if personally delivered or sent by commercial overnight delivery or facsimile or e-mail, addressed as follows:

Seller:

Maritime Capital Shipping (Holdings) Limited
c/o 11 Poseidonos Street
16673 Elliniko, Athens Greece
For the Attention of Mr. Evan Breibart
E-mail: eblegal@attglobal.net
Fax: +30 210 8985430

Buyer:

Seanergy Maritime Holdings Corp.
c/o 1-3 Patriarchou Grigoriou Street,
16674 Glyfada, Athens Greece
For the attention of Mr. Dale Ploughman
E-mail: dpp@seanergymaritime.com.gr
Fax: + 30 210 96 38 450

or to such other address as shall be furnished in writing by either Party.  If personally delivered, such communication shall be deemed delivered upon actual receipt; if delivered by facsimile or e-mail as described above, such communication shall be deemed delivered the next Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier as described above, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant courier service.

Section 7.9

Further Assurances   At any time and from time to time after the date hereof, each Party, without further consideration, shall execute such additional documents as may be reasonably requested by the other Party to carry out the purposes and intent of this Agreement and to fulfill its obligations hereunder.

Section 7.10

Governing Law   This Agreement shall be governed by and construed in accordance with the laws of England without giving effect to its conflicts of law principles.

Section 7.11

Successors and Assigns   The rights and obligations of either Party shall not be assigned or delegated by such Party without the written consent of the other Party, which may be withheld in that Party's sole discretion.  Any assignment or obligation in violation of this Section 7.11 shall be void and of no effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

Section 7.12

Severability   If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the economic effects of the transaction contemplated hereby are preserved to the extent possible.

Section 7.13

Waivers   Either Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with.  The waiver by a Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 7.14

Meanings of Pronouns, Singular and Plural Words   All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person to which or to whom reference is made may require. Unless the context in which it is used shall clearly indicate to the contrary, words used in the singular shall include the plural, and words used in the plural shall include the singular.

Section 7.15

Headings   The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

Section 7.16

Publicity   Any public announcement by either Party relating to the transaction contemplated by this Agreement will be subject to the prior written approval of the other Party (such approval not be unreasonably withheld), except as such may be required by law or statutory body, the rules of the SEC or any applicable stock exchange (including but not limited to Nasdaq Global Market) and any applicable accounting standards.

Section 7.17

Not to be Construed Against Drafter   The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Based on said review and consultation, the Parties agree with each and every term contained in this agreement.  Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, will not be applied in the interpretation and construction of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date hereof.

SELLER:	BUYER:

MARITIME CAPITAL SHIPPING	SEANERGY MARITIME
(HOLDINGS) LIMITED	HOLDINGS CORP.

By:	By: :
Name:	Name:	Christina Anagnostara
Title:	Title:	Director / Attorney in fact

 APPENDIX 1

INSTRUMENT OF TRANSFER

MARITIME CAPITAL SHIPPING LIMITED

I/We, (hereinafter "the said Transferor")	Maritime Capital Shipping (Holdings) Limited
in consideration of the sum of
(a) payment of USD$3,000,000 in cash to the Transferor; and
(b) the issuance by the Transferee to nominees of the Transferor of 24,761,905 shares (equal in value to USD$26,000,000) in the capital of the Transferee.

paid to me/us by (name)	Seanergy Maritime Holdings Corp.
(hereinafter "the said Transferee")

do hereby transfer to the said Transferee the	489,894,581	share(s)
numbered
standing in my/our name in the register of:-

MARITIME CAPITAL SHIPPING LIMITED

The Transferor hereby transfers to the Transferee the shares described above free of all liens, charges and encumbrances and together with all rights now or hereafter attaching thereto, but subject to the Memorandum of Association and Bye-Laws of the Company.

Duly signed this                                                                day of                                     2010

Witness to the signature(s) of the Transferor -	) ) )	For and on behalf of MARITIME CAPITAL SHIPPING (HOLDINGS) LIMITED
Witness's name and address:	) ) ) ) )	….……………………………………………… Authorized Signature(s) __________________________________________________ Maritime Capital Shipping (Holdings) Limited
Witness to the signature(s) of the Transferee -	) ) )	For and on behalf SEANERGY MARITIME HOLDINGS CORP.
Witness's name and address:	) ) ) ) )	………………………………………… Authorized Signature(s) __________________________________________________ Seanergy Maritime Holdings Corp.

APPENDIX 2

Name and Address of Investor
United Capital Investments Corp. c/o 11 Poseidonos Avenue 16777 Elliniko Athens, Greece
Atrion Shipholding S.A. c/o 11 Poseidonos Avenue 16777 Elliniko Athens, Greece
Plaza Shipholding Corp. c/o 11 Poseidonos Avenue 16777 Elliniko Athens, Greece
Comet Shipholding Inc. c/o 11 Poseidonos Avenue 16777 Elliniko Athens, Greece

APPENDIX 3

Form of Registration Rights Agreement

SK 26979 0001 1131640